NATIONWIDE LIFE INSURANCE COMPANY

P.O. Box 182835

Columbus, OH 43218-2835

Telephone: 1-800-848-6331 (Customer Service)

ACCELERATED DEATH BENEFIT FOR TERMINAL ILLNESS RIDER

PLEASE READ THIS RIDER CAREFULLY

General Information Regarding this Rider

This Accelerated Death Benefit for Terminal Illness Rider (“ADBTI Rider”) effective date is the Policy Date. This ADBTI Rider is made part of the Policy on the Policy Date. The ADBTI Rider Endorsement referenced in this ADBTI Rider will only be issued and become part of the base Policy on the Benefit Effective Date if an Accelerated Death Benefit Payment is made.

To the extent any provisions contained in this ADBTI Rider are contrary to or inconsistent with those of the Policy to which it is attached, or any other attached riders, the provisions of this ADBTI Rider will control with regard to benefits provided under this ADBTI Rider. Terms not defined in this ADBTI Rider shall have the meaning given to them in the base Policy.

This ADBTI Rider provides for a one-time, lump sum accelerated death benefit. The Accelerated Death Benefit Payment will be paid to the Policy Owner, or the Policy Owner’s estate while the Insured is living, when the Insured has a Terminal Illness.

The Policy will be subject to reductions that reflect the Unadjusted Payment as of the Benefit Effective Date. These reductions will be made to the base Policy Specified Amount, Cash Value, Indebtedness if any, required Premium if any, and any other Policy charges in effect at the time the request for payment is processed under this ADBTI Rider.

This ADBTI Rider has no Cash Value and no loan value.

We will pay the Accelerated Death Benefit Payment only once per Policy to which this ADBTI Rider is attached.

DISCLOSURES

The receipt of accelerated death benefits may be taxable. Accelerated Death Benefit Payments may also adversely affect the recipient’s eligibility for Medicaid and other government provided benefits. Assistance and advice should be obtained from a personal tax advisor and social services agencies prior to receipt of any such payments.

The base Policy Specified Amount, Cash Value, Indebtedness, required Premium if any, and any other Policy charges will be reduced if an accelerated death benefit is paid. If a nonforfeiture option, such as Extended Term Insurance or Reduced Paid-Up Insurance, is elected after an accelerated death benefit is paid, or the Policy is reinstated, the Policy’s Specified Amount will be based on the remaining reduced Policy Specified Amount.

Right to Examine

To be certain you are satisfied with the benefit received under this ADBTI Rider, you have a thirty (30) day “free look.” Within thirty (30) days of receipt of the Accelerated Death Benefit Payment, you may return the payment to our Home Office listed on the face page of the Policy or the representative who delivered it. We will then void this election as if it had never been made and restore the base Policy’s Cash Value, including any charges and adjustments. If you return the payment in accordance with the terms of the Right to Examine period, you may not apply for benefits provided by this ADBTI Rider again at a later date.

NWLA-495-NY	(05/2014)

TABLE OF CONTENTS

General Information Regarding this Rider	1

DISCLOSURES	1

Right to Examine	1

DEFINITIONS	3

MONTHLY RIDER CHARGE	3

Monthly ADBTI Rider Charge	3

RIDER PROVISIONS	3

Benefit Provided by this ADBTI Rider	3

Suicide	3

Eligibility and Conditions for Payment	3

RIDER BENEFITS	4

Payment Procedures	4

Accelerated Death Benefit Payment Limits	4

Charges and Adjustments	4

Effect of Accelerated Death Benefit Rider on Death Benefit, Policy Values and Premium	5

Reinstatement	6

Termination of the Accelerated Death Benefit for Terminal Illness Rider	6

NWLA-495-NY	2	(05/2014)

DEFINITIONS

Some policies to which this ADBTI Rider may be attached use the term “Cash Value” to describe the accumulated dollar value of the Policy, while others use the term “Accumulated Value.” Therefore, all references to “Cash Value” in this ADBTI Rider also means “Accumulated Value” as may be defined in the applicable base Policy. Additionally, all references to “Policy Specifications Page” in this ADBTI Rider also means “Policy Data Pages.” The following definitions apply to coverage under this ADBTI Rider.

Accelerated Death Benefit Payment – This is the actual benefit amount you will receive. It is equal to the Unadjusted Payment less charges and adjustments as stated in the Charges and Adjustments section of this ADBTI Rider.

Benefit Effective Date – The date your claim for the Accelerated Death Benefit Payment has been approved by us. The Benefit Effective Date is shown on the ADBTI Rider Endorsement and the ADBTI Rider Disclosure Statement, both of which are issued at the time the Accelerated Death Benefit Payment is made.

Eligible Specified Amount – The Specified Amount of the base Policy (minus any Indebtedness, or applicable amounts paid out as an accelerated death benefit under riders attached to the base Policy, or other amounts owed to us) plus the face amount of any additional Paid-Up Insurance in effect when the request for payment under this ADBTI Rider is processed.

Physician – A Physician, as defined in §1861 (r)(1) of the Social Security Act, as amended. For the purposes of this ADBTI Rider, the Physician must be licensed in the United States, and shall not be any Insured, Policy Owner, Beneficiary, or a relative thereof.

Requested Percentage – The percentage of the Eligible Specified Amount you request to be accelerated. The Requested Percentage is stated on the ADBTI Rider Endorsement and the ADBTI Rider Disclosure Statement, both of which are issued at the time the Accelerated Death Benefit Payment is made.

Terminal Illness – An illness diagnosed by a Physician that is expected to result in death within twelve (12) months of the diagnosis. The licensed Physician shall not be any Insured, Policy Owner, Beneficiary, or a relative thereof.

Unadjusted Payment – The Requested Percentage multiplied by the Eligible Specified Amount.

MONTHLY RIDER CHARGE

Monthly ADBTI Rider Charge

There is no Premium charge, monthly rider charge or monthly deductions for this ADBTI Rider.

RIDER PROVISIONS

Benefit Provided by this ADBTI Rider

This ADBTI Rider provides for a one-time, lump sum, advance payment of a portion of the Death Benefit Proceeds of the Policy to which it is attached, subject to the terms and conditions described herein. Unless it has been otherwise assigned or designated by the Policy Owner, the Accelerated Death Benefit Payment shall be paid to the Policy Owner or the Policy Owner’s estate while the Insured is living.

Suicide

If the Insured commits suicide within two (2) years from the Policy Date, we will not pay the Death Benefit Proceeds payable on the Insured’s death. Instead, we will pay an amount equal to all Premium paid prior to the Insured’s death minus the Unadjusted Payment, if applicable.

Eligibility and Conditions for Payment

If the Insured dies prior to the Benefit Effective Date, no payment will be made under this ADBTI Rider and the death benefit shall be paid per the terms of the base Policy. However, this provision will not apply to any payment made by us before receiving written notice of the Insured’s death at our Home Office listed on the face page of the Policy.

In order to receive the benefits under this ADBTI Rider, all of the following conditions must be satisfied:

1.	this ADBTI Rider is only available for coverage on the life of the primary Insured under the base Policy;

2.	your request for an application for benefits under this ADBTI Rider must be received at our Home Office in a

NWLA-495-NY	3	(05/2014)

form satisfactory to us. Once we receive your request for an application, we will then send the forms necessary for filing a claim for the Accelerated Death Benefit Payment. If the claim form is not provided within fifteen (15) days after your request, the claim requirements are deemed to have been met by providing us with written proof that the Insured has a Terminal Illness;

3.

we must receive evidence satisfactory to us, including, but not limited to certification from a Physician that the Insured has a Terminal Illness. To confirm benefit eligibility, we may require a second medical opinion by a Physician to whom we refer the Insured. Should the second medical opinion differ from the opinion of the Insured’s Physician, then the opinion of a third Physician acceptable to both parties will serve as the final determinant of whether this condition is satisfied. Any second or third medical opinion will be at our expense;

4.	once submitted, the application for the ADBTI Rider benefit only attaches to, and becomes a part of the base Policy;

5.	any coverage scheduled to terminate in twelve (12) months or less as of the Benefit Effective Date shall be excluded for purposes of calculating the Accelerated Death Benefit Payment;

6.

if the base Policy has been in force for less than two (2) years from the Policy Date or any reinstatement date, a claim for benefits under this ADBTI Rider will be subject to the Incontestability provision stated in the base Policy;

7.

the base Policy Specified Amount must be at least $50,000. After accounting for reductions to the Specified Amount due to the Unadjusted Payment, the remaining reduced Specified Amount of the Policy must be greater than or equal to the Minimum Specified Amount stated in the Policy Specifications Page;

8.	we must receive a signed acknowledgment of concurrence with the payment from all assignees, irrevocable beneficiaries, or other interested parties as determined by us; and
9.	this benefit is not available if:

a.	the law requires this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

b.	a government agency requires this benefit in order to apply for, obtain, or keep a government benefit or entitlement.

RIDER BENEFITS

This ADBTI Rider provides for a one-time lump sum advance payment to the Policy Owner of a portion of the Death Benefit Proceeds of the Policy to which it is attached, subject to the terms and conditions described herein. Payment will be made upon due proof of eligibility.

Payment Procedures

The Accelerated Death Benefit Payment will be paid immediately upon receipt of satisfactory evidence, as provided in the Eligibility and Conditions for Payment section, that the Insured has a Terminal Illness.

Accelerated Death Benefit Payment Limits

We reserve the right to limit the Unadjusted Payment and the Accelerated Death Benefit Payment such that:

1.	the Requested Percentage does not exceed fifty percent (50%) of the base Policy Specified Amount on the Benefit Effective Date;

2.	the Accelerated Death Benefit Payment must be at least $10,000.00 and shall not exceed $250,000.00; and

3.	the Policy is not disqualified as life insurance according to the Internal Revenue Code.

Charges and Adjustments

There are no monthly rider charges or monthly deduction for this ADBTI Rider; however, there is a one-time charge. The Accelerated Death Benefit Payment is equal to the Unadjusted Payment minus the following charges and adjustments as of the Benefit Effective Date:

1.	the ADBTI Rider charge which varies based on the prevailing interest rates

NWLA-495-NY	4	(05/2014)

and the life expectancy of the Insured upon payment of the accelerated death benefit. The ADBTI Rider charge has two components:

a.

the Interest Rate Discount shown on the ADBTI Rider Endorsement and the ADBTI Rider Disclosure Statement, both of which are issued at the time the Accelerated Death Benefit Payment is made, compensates us for the premature payment of a portion of your Policy’s Death Benefit Proceeds. It adjusts the base Policy Specified Amount to its present value.    The actual interest rate used at the time the Accelerated Death Benefit Payment is made will be the greater of (1) and (2), but will never be greater than the Guaranteed Maximum Interest Rate stated in the base Policy Specification Pages:

1)	the yield on ninety 90 day treasury bills on the date of application for the accelerated death benefit; or

2)

the Moody’s Corporate Bond Yield Average – Monthly Average as published by Moody’s Investor Service, or its successor, for the calendar month ending two months prior to the date of application for the accelerated death benefit.

In the event that the Moody’s Corporate Bond Yield Average – Monthly Average is no longer published, we will substitute with a similar reference average subject to approval by the New York State Department of Financial Services. Before a substitute index is used, Nationwide will provide written notification to the Policy Owner and any assignee.

The Accelerated Death Benefit Payment will be discounted over a twelve (12) month period.

b.	the Policy Premium due on the accelerated portion of the death benefit reflects the premature payment of a portion of the Policy’s Death Benefit Proceeds. It includes the Cost of Insurance and other Policy charges that would have been due during the twelve (12) month period following the Benefit Effective Date for coverage corresponding to the Accelerated Death Benefit Payment;

2.	any Indebtedness will reduce the Unadjusted Payment by an amount equal to the Requested Percentage multiplied by the amount of Indebtedness;

3.

the Administrative Expense Charge shown on the ADBTI Rider Endorsement and the ADBTI Rider Disclosure Statement, both of which are issued at the time the Accelerated Death Benefit Payment is made. The maximum charge is $250. The actual charge will be based on our future expectation of administrative expenses; and

4.	any due and unpaid Premium, if the Policy is in a grace period.

Effect of Accelerated Death Benefit Rider on Death Benefit, Policy Values and Premium

The base Policy will be subject to reductions that reflect the Unadjusted Payment as of the Benefit Effective Date. If a claim for the Accelerated Death Benefit Payment is approved by us and the Policy Owner receives and accepts such payment:

1.	the base Policy Specified Amount will be reduced by the unadjusted payment;

2.	the base Policy Cash Value will be reduced by the lesser of (a) or (b) where:

(a)	is the Unadjusted Payment; and

(b)

is the Unadjusted Payment divided by the Death Benefit immediately prior to the Accelerated Death Benefit Payment multiplied by the base Policy Cash Value immediately prior to the Accelerated Death Benefit Payment;

NWLA-495-NY	5	(05/2014)

3.	the Death Benefit Proceeds payable under the base Policy will be calculated according to the terms of the base Policy reflecting the values in 1. and 2. above;

4.	the required Premium, if any, for the Policy will be reduced to reflect the reduction in the Policy Specified Amount and will continue to be due in order to keep the Policy in force;

5.	the face amounts and Cash Values of any Paid-Up Insurance will be reduced;

6.	any dividends will be reduced;

7.	any Indebtedness will be reduced; and

8.	any other Policy charges and account values in effect at the time the request for payment is processed under this ADBTI Rider may change to reflect the new Specified Amount.

If a nonforfeiture option, such as Extended Term Insurance or Reduced Paid-Up Insurance, is available in the Policy and is elected, or the Policy is reinstated after an accelerated death benefit is paid, it will be based on the remaining reduced Cash Value. The Specified Amounts and Cash Values of any paid-up insurance will be reduced by an amount equal to the respective Specified Amounts times the Requested Percentage and Cash Values times the Requested Percentage, respectively.

Prior to or concurrent with receipt of the Accelerated Death Benefit Payment, the Policy Owner and any irrevocable beneficiaries will be provided with the ADBTI Rider Disclosure Statement demonstrating the effect of the Accelerated Death Benefit Payment on the base Policy Specified Amount, Death Benefit Proceeds, and Premium on the Policy.

Reinstatement

If the Policy is reinstated, this ADBTI Rider will continue to be available, provided the Accelerated Death Benefit Payment has not already been paid. If the Policy is reinstated after payment of the Accelerated Death Benefit Payment, the reinstated Policy’s Specified Amount will be equal to the remaining reduced Policy Specified Amount.

Termination of the Accelerated Death Benefit for Terminal Illness Rider

This ADBTI Rider will terminate or otherwise be unavailable on the earliest of the following dates. The date:

1.	we receive your written request to terminate this ADBTI Rider; or

2.	the Policy is terminated.

Coverage will terminate at midnight Eastern Standard Time on any given termination date.

From and after the Benefit Effective Date, termination of this ADBTI Rider shall not prevent payment of the Accelerated Death Benefit Payment for a Terminal Illness that occurred while this ADBTI Rider was in force, provided that the requirements of the Eligibility and Conditions for Payment section are satisfied.

Secretary	President

NWLA-495-NY	6	(05/2014)